As filed with the Securities and Exchange Commission on September 9, 2009

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0398689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 First Avenue

Sunnyvale, California 94089

(Address of Principal Executive Offices) (Zip Code)

Yahoo! Inc. 1995 Stock Plan

Yahoo! Inc. Amended and Restated 1996 Employee Stock Purchase Plan

(Full title of the plan)

Michael Callahan, Esq.

Executive Vice President, General Counsel and Secretary

Yahoo! Inc.

701 First Avenue

Sunnyvale, California 94089

(Name and address of agent for service)

(408) 349-3300

(Telephone number, including area code, of agent for service)

COPIES TO:

Timothy R. Morse Chief Financial Officer Yahoo! Inc. 701 First Avenue Sunnyvale, California 94089	J. Jay Herron, Esq. O’Melveny & Myers LLP 610 Newport Center Drive, Suite 1700 Newport Beach, California 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share, issuable under the Yahoo! Inc. 1995 Stock Plan	50,000,000 shares (1)(2)	$14.15 (3)	$707,500,000 (3)	$39,479 (3)
Common Stock, par value $0.001 per share, issuable under the Yahoo! Inc. Amended and Restated 1996 Employee Stock Purchase Plan	30,000,000 shares (1)(2)	$14.15 (3)	$424,500,000 (3)	$23,687 (3)
TOTAL	80,000,000 shares (1)(2)		$1,132,000,000 (3)	$63,166 (3)

(1)	This Registration Statement covers, in addition to the number of shares of Yahoo! Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Yahoo! Inc. 1995 Stock Plan and the Yahoo! Inc. Amended and Restated 1996 Employee Stock Purchase Plan (collectively, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Each share of Common Stock is accompanied by a preferred stock purchase right pursuant to the Amended and Restated Rights Agreement, dated as of April 1, 2005, as may be amended from time to time, between the Registrant and EquiServe Trust Company, N.A., as Rights Agent.

(3)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on September 2, 2009 (which is within five business days prior to the date of filing), as quoted on the Nasdaq Global Select Market.

The Exhibit Index for this Registration Statement is at page 6.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008 filed with the Commission on February 27, 2009 (Commission File No. 000-28018);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2009 and June 30, 2009 filed with the Commission on May 8, 2009 and August 7, 2009, respectively (Commission File No. 000-28018);

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on January 15, 2009, February 6, 2009, February 26, 2009, April 21, 2009 (as amended June 19, 2009), May 4, 2009, May 22, 2009, June 11, 2009, June 29, 2009, August 4, 2009 and September 2, 2009 and the Company’s Amendment to Current Report on Form 8-K filed with the Commission on January 27, 2009 (Commission File No. 000-28018);

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on March 12, 1996, as updated by the Company’s Current Report on Form 8-K filed with the Commission on August 11, 2000 (each, Commission File No. 000-28018), and any other amendment or report filed for the purpose of updating such description; and

(e)	The description of the Company’s preferred stock purchase rights contained in its Registration Statement on Form 8-A filed with the Commission on March 19, 2001, as amended by the Company’s Registration Statement on Form 8-A/A filed with the Commission on April 30, 2004 and as updated by the Company’s Current Report on Form 8-K filed with the Commission on April 4, 2005 (each, Commission File No. 000-28018), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) allows for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XII of the Company’s amended and restated certificate of incorporation and Article VI of the Company’s bylaws authorize indemnification of the Company’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL.

The Company has entered into indemnification agreements with its directors and certain officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

The Company maintains liability insurance for the benefit of its officers and directors.

The above discussion of the DGCL and of the Company’s amended and restated certificate of incorporation, bylaws, and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 6, which is incorporated herein by reference

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-ffective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on September 9, 2009.

YAHOO! INC.

By:	/s/ Timothy R. Morse
Timothy R. Morse
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Carol Bartz and Timothy R. Morse, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Carol Bartz Carol Bartz	Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2009

/s/ Timothy R. Morse Timothy R. Morse	Chief Financial Officer (Principal Financial Officer)	September 9, 2009

/s/ Michael Murray Michael Murray	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	September 9, 2009

/s/ Roy Bostock Roy Bostock	Chairman of the Board	September 9, 2009

/s/ Frank Biondi Frank Biondi	Director	September 9, 2009

/s/ Ronald Burkle Ronald Burkle	Director	September 9, 2009

/s/ John Chapple John Chapple	Director	September 9, 2009

/s/ Eric Hippeau Eric Hippeau	Director	September 9, 2009

Carl Icahn	Director

/s/ Vyomesh Joshi Vyomesh Joshi	Director	September 9, 2009

/s/ Arthur Kern Arthur Kern	Director	September 9, 2009

/s/ Mary Agnes Wilderotter Mary Agnes Wilderotter	Director	September 9, 2009

/s/ Gary Wilson Gary Wilson	Director	September 9, 2009

/s/ Jerry Yang Jerry Yang	Director	September 9, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Yahoo! Inc. 1995 Stock Plan, as amended and restated on June 25, 2009 (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed June 29, 2009 and incorporated herein by reference).

4.2	Yahoo! Inc. Amended and Restated 1996 Employee Stock Purchase Plan, as amended and restated on June 25, 2009 (previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed June 29, 2009 and incorporated herein by reference).

5.1*	Opinion of O’Melveny & Myers LLP (opinion of counsel).

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

*	Filed herewith.